                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                  AVANT IMMUNOTHERAPEUTICS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                         AVANT IMMUNOTHERAPEUTICS, INC.
                               119 FOURTH AVENUE
                               NEEDHAM, MA 02494
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

    The Annual Meeting of Stockholders of AVANT Immunotherapeutics, Inc. (the "Company") will be held at 2:00 p.m. on May 8, 2000, at the Company's offices located at 119 Fourth Avenue, Needham, Massachusetts, for the following purposes:

    1. To elect seven Directors to serve until the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

    2. To transact any other business which may properly come before the meeting.

    Stockholders of record at the close of business on March 24, 2000 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. Stockholders who are unable to attend the meeting in person are requested to complete, sign, date and return the enclosed form of proxy in the envelope provided. No postage is required if mailed in the United States.

    A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999 is being mailed to you with this Notice and Proxy Statement.

                                      AVERY W. CATLIN
                                      SECRETARY

Needham, Massachusetts
March 31, 2000

                            YOUR VOTE IS IMPORTANT.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO DATE,
                      SIGN AND PROMPTLY RETURN YOUR PROXY.

                         AVANT IMMUNOTHERAPEUTICS, INC.
                               119 FOURTH AVENUE
                          NEEDHAM, MASSACHUSETTS 02494

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished to the holders of Common Stock, par value $.001 per share, ("Common Stock") of AVANT Immunotherapeutics, Inc. (the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's offices located at 119 Fourth Avenue, Needham, Massachusetts on May 8, 2000, or at any adjournment thereof. The solicitation is made on behalf of the Board of Directors of the Company. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy Card are first being mailed to stockholders on or about March 31, 2000.

    The purpose of the Annual Meeting is to (i) elect seven Directors to serve until the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified, and (ii) transact any other business which may properly come before the Annual Meeting. The Company is currently not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Shares represented by executed and unrevoked proxies will be voted FOR the proposal shown on the form of proxy unless otherwise indicated on the form of proxy.

    Stockholders of record at the close of business on March 24, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. The Company had outstanding on the Record Date 50,084,075 shares of Common Stock, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. The presence of holders of a majority of issued and outstanding shares of Common Stock, whether in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions, votes withheld for Director nominees and "broker non-votes" (shares represented at the Annual Meeting which are held by a broker or nominee and as to which (i) instructions have not been received from the beneficial owner or the person entitled to vote such shares and (ii) the broker or nominee does not have discretionary voting power) shall be treated as shares that are present and entitled to vote with respect to matters presented at the Annual Meeting for purposes of determining whether a quorum is present. With respect to the election of Directors, the by-laws of the Company (the "By-Laws") provide that such election shall be determined by a plurality of votes cast; all other questions shall be decided by a majority of votes cast. Shares represented by a proxy that withholds authority to vote for a particular nominee or nominees and broker non-votes will have no effect on the outcome of the vote for the election of Directors.

    Stockholders may revoke the authority granted by their execution of proxies at any time before the proxies are voted by filing with the Secretary of the Company a written revocation or duly executed proxy, bearing a later date, or by voting in person at the Annual Meeting. Proxies for the Annual Meeting are being solicited by the Board of Directors of the Company. Forms of proxies will be mailed to stockholders with the Proxy Statement on or about March 31, 2000. Proxies will be solicited chiefly by mail, but additional solicitation may be made by telephone or telecopy by the officers, regular employees or agents of the Company. All solicitation expenses, including costs of preparing, assembling and mailing the proxy material, will be borne by the Company.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    Seven Directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Each of the nominees listed below has consented to be nominated and to serve if elected. The Directors are elected by a plurality of the votes cast at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the nominees named below, all of whom are now Directors of the Company. In the event that a vacancy may occur during the year, such vacancy may be filled by the Board of Directors for the remainder of the full term. All nominees will be elected to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event any of these nominees shall be unable to serve as a Director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee.

    The following table sets forth the nominees for the Board of Directors, their ages and the year in which each first became a Director.

                                                                           YEAR FIRST
NOMINEE                                                         AGE      BECAME DIRECTOR
-------                                                       --------   ---------------
J. Barrie Ward, Ph.D........................................     61           1998
Una S. Ryan, Ph.D...........................................     58           1996
Frederick W. Kyle...........................................     67           1998
John W. Littlechild.........................................     48           1998
Thomas R. Ostermueller......................................     51           1994
Harry H. Penner, Jr.........................................     54           1997
Peter A. Sears..............................................     61           1999

    The following biographical descriptions set forth certain information with respect to the Nominees for election as Directors at the Annual Meeting, based on information furnished to the Company by each Nominee.

    J. Barrie Ward, Ph.D. has served as Chairman of the Board of Directors of the Company since August 1998. Currently Dr. Ward is Chief Executive Officer of KuDOS Pharmaceuticals Ltd. in Cambridge, England. Previously, he was Chairman of the Board of Directors and Chief Executive Officer of Virus Research
Institute, Inc. ("VRI") from July 1994 to August 1998. From 1984 to 1994,
Dr. Ward was Director of the Microbiology Division of Glaxo Research and Development Ltd.

    Una S. Ryan, Ph.D. has been Chief Executive Officer of the Company since August 1996 and President, Chief Operating Officer and Director of the Company since May 1996. Dr. Ryan joined the Company as Vice President, Research and Chief Scientific Officer in May 1993. She is also Research Professor of Medicine at the Whitaker Cardiovascular Institute of the Boston University School of Medicine. Prior to joining the Company, Dr. Ryan was Director of Health Sciences at Monsanto Company from January 1990 to November 1992 and Research Professor of Surgery, Medicine and Cell Biology at Washington University School of Medicine from 1990 to 1993. Dr. Ryan is a member of the Governing Body of Biotechnology Industry Organization's (BIO) Emerging Companies Section and serves on the Board of the Massachusetts Biotechnology Council.

    Frederick W. Kyle has been a Director of the Company since August 1998. He was a Director of VRI from July 1996 to August 1998. Currently Mr. Kyle is Chairman of the Board of Principia Pharmaceutical Corporation. He has been a consultant to companies in the healthcare field since January 1994. From December 1991 until January 1994 he was Senior Vice President of the American Red Cross. For eleven years prior to that he was with SmithKline Beecham Pharmaceuticals, most recently as President of Worldwide Pharmaceutical Operations and as a member of the board of directors of SmithKline Beecham plc. He is currently a director of Computerized Medical Systems, Inc.

    John W. Littlechild has been general partner of HealthCare Partners II L.P. ("HCP II"), HealthCare Partners III L.P. ("HCP III"), and HealthCare Partners IV L.P. ("HCP IV"), the general partners, respectively, of each of HealthCare Ventures II L.P. ("HCV II"), HealthCare Ventures III L.P. ("HCV III"), and HealthCare Ventures IV L.P. ("HCV IV"), and Vice Chairman of HealthCare Ventures LLC ("HIC") since 1992. From 1984 to 1991 he was Senior Vice President of Advent International Corporation.

Mr. Littlechild serves on the Board of Directors of various healthcare and biotechnology companies, including Orthofix International N.V. and Diacrin, Inc.

    Thomas R. Ostermueller has been a Management Consultant with A.T.
Kearney, Inc. since March 1998. Previously, he served as President, Chief Executive Officer and Director of V.I. Technologies, Inc. from February 1995 to September 1997, and Executive Vice President, Chief Operating Officer and member of the Board of Trustees of the New York Blood Center from February 1993 to 1995. He was Executive Vice President of the Mead Johnson Nutritional Group, Bristol-Myers Squibb from 1990 to 1993, and Vice President of Bristol-Myers from July 1988 until 1990.

    Harry H. Penner, Jr. has been President, Chief Executive Officer and Director of Neurogen Corporation since December 1993. Previously, he served as Executive Vice President of Novo Nordisk A/S and President of Novo Nordisk of North America, Inc. from 1988 to 1993. From 1985 to 1988 he was Executive Vice President and General Counsel of Novo Nordisk A/S. He has served as Chairman of the Board of Directors for the Connecticut Technology Council, Co-Chairman of Connecticut United for Research Excellence, and Director of the Connecticut Business and Industry Associates. He currently serves on the Boards of Genaissance Pharmaceuticals, Inc. and PRA International, Inc.

    Peter A. Sears recently retired as Vice President, Business Investments, SmithKline Beecham Corporation, and President and Founder of S.R. One, Limited, SmithKline's venture capital fund. He was with SmithKline and S.R. One, Limited from 1985 to 1999.

    The Board of Directors has an Audit Committee and a Compensation Committee. The members of the Audit Committee were Harry H. Penner, Jr. and Frederick W. Kyle. The primary function of the Audit Committee is to review the scope and results of the Company's annual audit, the fee charged by the Company's independent accountants and matters relating to internal control procedures and systems.

    The members of the Compensation Committee were Thomas R. Ostermueller and John W. Littlechild. The primary function of the Compensation Committee is to assist the Board in the establishment of compensation for the Chief Executive Officer and, upon her recommendation, to approve the compensation of other officers and senior employees and to approve certain other personnel and employee benefit matters.

    During the year ended December 31, 1999, the Board of Directors held eight
(8) meetings, the Audit Committee held two (2) meetings, and the Compensation Committee held two (2) meetings. Each Director attended at least 75% of the meetings held by the Board and the Board committee on which he or she served during the period he or she was a Director.

DIRECTOR COMPENSATION

    Directors who are not employees of the Company are each entitled to receive a retainer fee of $5,000 each fiscal year. Each Board committee Chairman receives an additional retainer fee of $5,000. In addition, each non-employee Director is entitled to receive $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each meeting of a Board committee. The Company's 1999 Stock Option and Incentive Plan provides for annual automatic grants to each Independent Director of an option to purchase 10,000 shares of Common Stock with vesting after one year, a ten year term and with an exercise price equal to the fair market value of the Common Stock on the day of grant. As of the Record Date, the current Independent Directors had the following stock options outstanding: Frederick W. Kyle--28,600; Thomas R. Ostermueller--52,500; Harry H. Penner, Jr.--40,000; and Peter A. Sears--20,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who are beneficial owners of more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and

Exchange Commission (the "SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to such persons were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Mr. Sears, a Director of the Company since May 1999 and current nominee for Director purchased 50,000 shares of common stock of the Company at $1.92 per share, having an aggregate value of $96,000, in connection with the Company's private placement of stock in September 1999. See "Beneficial Ownership of Common Stock."

                                   MANAGEMENT

EXECUTIVE OFFICERS

    The following persons are executive officers of the Company. Officers are elected annually by the Board of Directors until their successors are duly elected and qualified.

NAME OF INDIVIDUAL                       AGE                        POSITION AND OFFICES
------------------                     --------   --------------------------------------------------------
Una S. Ryan, Ph.D....................     58      President and Chief Executive Officer
Fritz Casselman......................             Senior Vice President, Strategy and Corporate
                                          50      Development
Avery W. Catlin......................     51      Senior Vice President and Chief Financial Officer
Thomas R. Fuerst, Ph.D...............     43      Vice President, Business Development
James L. Levin, D.V.M................     45      Vice President, Operations
Henry C. Marsh, Jr., Ph.D............     49      Vice President, Research
Alistair W.E. Wheeler, M.D...........     40      Vice President, Medical Affairs

    For a biographical summary of Dr. Ryan, see "Election of Directors."

    Fritz Casselman joined AVANT in January 2000. Prior to joining the Company, he served as Director, Worldwide Business Development for SmithKline Beecham Pharmaceuticals from 1997 to 2000, where he was responsible for in-licensing late stage products, out-licensing technology and products, and negotiating research collaborations. From 1988 to 1996, Mr. Casselman was with Cambridge Biotech Corporation, a public biopharmaceuticals company, serving as Vice President and handling a variety of functions including business development, regulatory affairs, QA/QC, and legal. Prior to that, Mr. Casselman was a partner with the law firm of Bromberg, Sunstein & Casselman (1982 to 1988) and Chief Counsel of the Massachusetts Labor Relations Commission (1975 to 1982).

    Avery W. Catlin joined the Company in January 2000. Prior to joining AVANT, he served as Vice President, Operations and Finance, and Chief Financial Officer of Endogen, Inc., a public life science research products company, from 1996 to 1999. From 1992 to 1996, Mr. Catlin held various financial positions at Repligen Corporation, a public biopharmaceutical company, serving the last two years as Chief Financial Officer. Earlier in his career, Mr. Catlin held the position of Chief Financial Officer at MediSense, Inc., a Massachusetts-based medical device company.

    Thomas R. Fuerst, Ph.D. joined AVANT in July 1998. Prior to joining the Company, he was co-founder, President and Director of Research at Genetex, Inc., a San Antonio-based, privately held company with interests in cancer prevention and diagnosis. From 1993 to 1995, Dr. Fuerst served as Vice President and General Manager of the San Antonio division of Genelabs Technologies, Inc. From 1988 to 1993, he was Director of Molecular Genetics at MedImmune, Inc. Prior to entering the biotechnology field, he was senior fellow in the Laboratory of Viral Diseases at the National Institutes of Health.

    James L. Levin, D.V.M. joined the Company as Director of Pharmaceutical Evaluation in April 1992. Dr. Levin has been Vice President, Operations since August 1998 and served as Vice President, Development from December 1995 until August 1998. Prior to joining the Company, Dr. Levin was Vice President, Technical Operations for TSI Mason Laboratories in Worcester. Dr. Levin received a D.V.M. from Tufts University School of Veterinary Medicine and an MS in pharmacology from Tulane University. Dr. Levin is also an Adjunct Assistant Professor in the Department of Comparative Medicine at Tufts University School of Veterinary Medicine, as well as member of the Massachusetts Society for Medical Research.

    Henry C. Marsh, Jr., Ph.D. joined the Company as Senior Scientist in 1986 and has been Vice President, Research since May 1998. Prior to joining the Company, he was employed as a scientist at Abbott Laboratories of North Chicago and the Research Triangle Institute in North Carolina.

    Alistair W.E. Wheeler, M.D. joined AVANT in July 1999. Previously,
Dr. Wheeler was an independent consultant to major pharmaceutical companies and clinical research organizations from 1997 to 1999. From 1994 to 1997, Dr. Wheeler was employed by Astra USA as Director of Clinical Research and Senior Director, Clinical Operations. From 1991 to 1994, Dr. Wheeler was employed by Hoffman-La Roche as Director, Respiratory Medicine. Prior to that, Dr. Wheeler was Clinical Research Physician at Glaxo Group Research.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth information as of the Record Date regarding Common Stock ownership by (i) each person known by the Company to beneficially own more than 5% of the Company's outstanding Common Stock as of March 10, 2000,
(ii) by each Director and nominee for Director, (iii) the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus exceed $100,000 during 1999, and (iv) by all Directors and executive officers as a group.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL     PERCENTAGE OF
           NAME AND ADDRESS OF BENEFICIAL OWNERS              OWNERSHIP(1)   COMMON STOCK(2)
------------------------------------------------------------  ------------   ---------------
J. Barrie Ward, Ph.D........................................      601,364(3)        1.2%
Una S. Ryan, Ph.D...........................................      485,095(4)          *
Frederick W. Kyle...........................................       31,000(5)          *
John W. Littlechild.........................................    4,977,833(6)        9.8%
  HealthCare Ventures II, LP
  44 Nassau Street
  Princeton, New Jersey 08542
Thomas R. Ostermueller......................................       55,000(7)          *
Harry H. Penner, Jr.........................................       45,000(8)          *
Peter A. Sears..............................................       70,000(9)          *
Thomas R. Fuerst, Ph.D......................................       48,750(10)          *
James L. Levin, D.V.M.......................................      102,357(11)          *
Henry C. Marsh, Jr., Ph. D................................ .       77,139(12)          *
All Directors and executive officers as a group
  (Consisting of 10 persons)................................    6,493,538(13)       12.5%

------------------------

*   Less than 1%.

(1) Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

(2) Common Stock includes all outstanding Common Stock plus, as required for the purpose of determining beneficial ownership (in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended), all Common Stock subject to any right of acquisition, through exercise or conversion of any security, within 60 days of the Record Date.

(3) Includes 560,974 shares of Common Stock issuable upon exercise of options which are vested or will vest within 60 days of the Record Date and 4,616 shares issuable with respect to immediately exercisable warrants.

(4) Includes 446,595 shares of Common Stock issuable upon exercise of options which are vested or will vest within 60 days of the Record Date.

(5) Consists of 28,600 shares of Common Stock issuable upon exercise of options which are vested or will vest within 60 days of the Record Date and 2,400 shares issuable with respect to immediately exercisable warrants.

(6) In an amended filing on Schedule 13G under the Exchange Act, filed jointly by HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, John W. Littlechild, James H. Cavanaugh, Ph.D., Harold R. Werner, William Crouse and Mark Leschly, Messrs. Littlechild, Cavanaugh, Werner and Crouse reported that as of December 31, 1998, they each had beneficial ownership with respect to 4,966,714 of such shares, consisting of 4,322,757 shares of Common Stock and immediately exercisable warrants to purchase 643,957 shares of Common Stock, and shared voting and dispositive power with respect to those 4,966,714 shares, Mr. Leschly reported that he had beneficial ownership of 2,648,008 of such shares, consisting of 2,269,046 shares of Common Stock and immediately exercisable warrants to purchase 378,962 shares of Common Stock, and shared voting and dispositive power with respect to those 2,269,046 shares, HCV II and HCP II reported that they each had beneficial ownership with respect to 2,318,706 of such shares, consisting of 2,053,711 shares of Common Stock and immediately exercisable warrants to purchase 264,995 shares of Common Stock, and shared voting and dispositive power with respect to those 2,318,706 shares, HCV III and HCP III reported that they each had beneficial ownership with respect to 2,046,908 of such shares, consisting of 1,753,971 shares of Common Stock and immediately exercisable warrants to purchase 292,937 shares of Common Stock, and shared voting and dispositive power with respect to those 2,046,908 shares, and HCV IV and HCP IV reported that they each had beneficial ownership with respect to 601,099 of such shares, consisting of 515,074 shares of Common Stock and immediately exercisable warrants to purchase 86,025 shares of Common Stock, and shared voting and dispositive power with respect to those 601,099 shares.
    Messrs. Littlechild, Cavanaugh, Werner and Crouse are general partners of HCP II, which is the general partner of HCV II. Messrs. Littlechild, Cavanaugh, Werner, Crouse and Leschly are general partners of each of HCP III and HCP IV, which are the general partners of HCV III and HCV IV, respectively.

(7) Includes 52,500 shares of Common Stock issuable upon exercise of options which are vested or will vest within 60 days of the Record Date.

(8) Includes 40,000 shares of Common Stock issuable upon exercise of options which are vested or will vest within 60 days of the Record Date.

(9) Includes 20,000 shares of Common Stock issuable upon exercise of options which are vested or will vest within 60 days of the Record Date.

(10) Includes 46,250 shares of Common Stock issuable upon exercise of options which are vested or will vest within 60 days of the Record Date.

(11) Includes 101,857 shares of Common Stock issuable upon exercise of options which are vested or will vest within 60 days of the Record Date.

(12) Includes 72,654 shares of Common Stock issuable upon exercise of options which are vested or will vest within 60 days of the Record Date.

(13) Includes 1,369,430 shares of Common Stock issuable upon exercise of options which are vested or will vest within 60 days of the Record Date and 662,092 shares issuable with respect to immediately exercisable warrants.

SUMMARY COMPENSATION TABLE

    The following table shows, for the fiscal years ended December 31, 1999, December 31, 1998 and December 31, 1997, the cash compensation paid by the Company, as well as other compensation paid or accrued for these fiscal years, to the Chief Executive Officer and the four other most highly compensated officers whose total compensation for 1999 exceeded $100,000.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                                    ANNUAL COMPENSATION      AWARDS
                                                    -------------------    SECURITIES       ALL OTHER
                                                     SALARY     BONUS      UNDERLYING    COMPENSATION(1)
NAME AND PRINCIPAL POSITION                YEAR       ($)        ($)       OPTIONS(#)          ($)
---------------------------              --------   --------   --------   ------------   ---------------
Una S. Ryan, Ph.D......................    1999      269,535    60,000       350,000           2,000
  President and Chief                      1998      263,194        --       150,000             995
  Executive Officer                        1997      253,026    37,440       220,000          87,864(2)

Bryan E. Roberts, D. Phil.(3)..........    1999      186,887        --            --             676
  Executive Vice President                 1998       63,194        --        20,000             313
                                           1997           --        --            --              --

Thomas R. Fuerst, Ph.D.(4).............    1999      155,750        --       100,000           1,017
  Vice President, Business                 1998       74,423        --        85,000          65,000(5)
  Development                              1997           --        --            --              --

James L. Levin, D.V.M..................    1999      170,243    23,500            --           1,440
  Vice President, Operations               1998      167,786        --        34,000           1,425
                                           1997      154,177    15,912         8,000           1,419

Henry C. Marsh, Jr., Ph.D..............    1999      146,152    20,000            --           1,258
  Vice President, Research                 1998      138,865        --        39,000           1,250
                                           1997      124,715     9,579        13,000           1,149

------------------------

(1) Includes only the Company's matching cash contribution to the 401(k) Savings Plan of each named executive officer, with the exception of the amounts provided for Dr. Ryan in 1997 and Dr. Fuerst in 1998 which also include reimbursement for relocation costs (see Footnotes 2 and 5). Premiums paid for life insurance under the Company's nondiscriminatory group plan are not included.

(2) Includes $86,921 received in 1997 as reimbursement for costs incurred by Dr. Ryan as a result of her relocation in 1993. Such amounts were received pursuant to an employment agreement between the Company and Dr. Ryan which does not require the Company to make further payments for Dr. Ryan's relocation costs.

(3) Dr. Roberts resigned from the Company as of December 31, 1999.

(4) Dr. Fuerst was employed by the Company starting in July 1998.

(5) Received as reimbursement for costs incurred by Dr. Fuerst as a result of his relocation.

OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the 1999 fiscal year to each of the executive officers named in the Summary Compensation Table above:

                                                          INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                         ----------------------------------------------------     VALUE AT ASSUMED
                                         NUMBER OF      PERCENT OF                                 ANNUAL RATES OF
                                         SECURITIES   TOTAL OPTIONS    EXERCISE                  PRICE APPRECIATION
                                         UNDERLYING     GRANTED TO     PER SHARE                   FOR OPTION TERM
                                          OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
                                         GRANTED(#)   FISCAL YEAR(1)   ($/SH)(2)      DATE       5% ($)      10% ($)
                                         ----------   --------------   ---------   ----------   ---------   ---------
Una S. Ryan, Ph.D......................   100,000          17.9%        1.8755      01/04/09     117,949     298,906
                                          250,000          44.8%        1.3125      05/06/09     206,356     522,947
Bryan E. Roberts, D. Phil..............        --            --             --            --          --          --
Thomas R. Fuerst, Ph.D.................   100,000          17.9%        1.8755      01/04/09     117,949     298,906
James L. Levin, D.V.M..................        --            --             --            --          --          --
Henry C. Marsh, Jr., Ph.D..............        --            --             --            --          --          --

------------------------

(1) During 1999, a total of 557,500 options were granted to the Company's employees. The percentages were calculated as if those options granted in 1999 which were subsequently canceled remained outstanding as of the end of 1999. For a description of each option grant, see "Report of the Compensation Committee."

(2) Equal to the closing market price of the Common stock on the grant date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, the shares of Common Stock acquired and the value realized in each exercise of stock options during the 1999 fiscal year and the fiscal year end number and value of unexercised options:

                                                                NUMBER OF SECURITIES
                                        SHARES                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                       ACQUIRED                OPTIONS AT FISCAL YEAR         IN-THE-MONEY OPTIONS
                                          ON       VALUE               END(#)               AT FISCAL YEAR END(1)($)
                                       EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                                     (#)        ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                   --------   --------   -----------   -------------   -----------   -------------
Una S. Ryan, Ph.D....................     --         --        304,095        526,250          59,545        436,310
Bryan E. Roberts, D. Phil............     --         --        182,089             --         198,707             --
Thomas R. Fuerst, Ph.D...............     --         --         21,250        178,750              --         59,350
James L. Levin, D.V.M................     --         --         93,857         29,500           7,618         17,605
Henry C. Marsh, Jr., Ph.D............     --         --         62,154         39,000          10,254         22,234

------------------------

(1) Based on the $2.469 per share closing price of the Company's Common Stock on December 31, 1999.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL
  ARRANGEMENTS

    Dr. Ryan entered into an agreement with the Company on August 20, 1998 providing for an annual base salary of at least $259,584 and under which, in the event that she terminates her employment for Good Reason (as defined in the agreement) within one year of a Change in Control (as defined in the Company's 1991 Stock Compensation Plan) or she is terminated by the Company other than for Cause (as defined by the agreement), she is eligible for a lump sum payment of one year's salary, at the rate then in effect, and continuation of health insurance benefits for a period of up to twelve (12) months.

    Dr. Levin has an agreement with the Company under which he is eligible for a severance payment of one year's base salary, continuation of health insurance benefits and 100% vesting of all stock option grants in the event of his termination following a Change-of-Control, as defined in the Company's 1991 Stock Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors was composed of two non-employee Directors during the year, Messrs. Thomas Ostermueller and John W. Littlechild. None of these Compensation Committee members has been an officer or employee of the Company. No Compensation Committee interlocks between the Company and another entity exist.

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors (the "Committee"), which is comprised of non-employee Directors, is responsible for establishing and administering the policies governing the compensation of the Company's employees, including salary, bonus and stock option grants. The policy of the Committee is to compensate the Company's employees with competitive salaries based on their level of experience and job performance. All permanent employees of the Company, including executive officers, are eligible for annual bonus awards based on achievement of the Company's strategic corporate goals, and participation in the Company's stock option program. The bonus awards and stock option grants are made in accordance with the Company's Performance Plan and 1999 Stock Option and Incentive Plan. The Committee is also responsible for the administration of the Company's 1994 Employee Stock Purchase Plan, in which employees participate on a voluntary basis.

    In order to both attract and retain experienced and qualified executives to manage the Company, the Committee's policy on executive compensation is to
(i) pay salaries which are competitive with the salaries of executives in comparable positions in the biotechnology industry, and (ii) allow for additional compensation upon achievement of goals under the Performance Plan and through the appreciation of stock-based incentive awards. This policy is designed to have a significant portion of each executive's total compensation be tied to the Company's progress in order to incentivize the executive to fully dedicate himself or herself to achievement of corporate goals, and to align the executive's interest with those of the Company's stockholders through equity incentive compensation.

    Each executive officer (except the Chief Executive Officer whose performance is reviewed by the Committee) has an annual performance review with the Chief Executive Officer who makes recommendations on salary increases, promotions and stock option grants to the Compensation Committee. The recommended salary increases are based on the average salary increases expected in the biotechnology industry in the Boston, Massachusetts area, with the salaries in 1999 either at or slightly above the average of the salaries paid to persons in comparable positions using an independently prepared 1999 employee compensation survey of approximately 400 biotechnology companies.

    The bonus award is based on achievement of the Company's strategic goals which are set at the beginning of each fiscal year and measured against performance at the end of the year by the Committee in accordance with the Performance Plan. For 1999 two sets of goals were applicable to all employees, including the executive officers: (i) overall corporate goals and (ii) goals applicable to the therapeutic programs. Both sets of goals were allocated between specific product and financial performance targets. The Compensation Committee determined that, based on the Company's performance compared to the stated goals, 70% of the eligible cash payout would be made under the Performance Plan for 1999. In 1999, the stock option awards for the executive officers other than the Chief Executive Officer consisted of grants made in conjunction with a review of the executives' performance during the year. The Compensation Committee believes the number of underlying shares are consistent with the stock option grant practices of other companies in the biotechnology industry.

    Dr. Una Ryan, the Company's President and Chief Executive Officer, received a salary increase of 3% in 1999. Dr. Ryan's current base salary, which reflects the salary increase, is within the range of base salaries paid to other Chief Executive Officers in similar sized, publicly traded companies in the biotechnology industry, based on the previously referenced 1999 employee compensation survey. As discussed above, the Compensation Committee determined that Dr. Ryan had met certain milestones in 1999 and that a cash payout of $60,000 would be made to Dr. Ryan under the Performance Plan for 1999. In addition, Dr. Ryan received a Performance Share Unit Award totaling 43 shares of the Company's common stock under the Performance Plan for 1999.

    On January 4, 1999, Dr. Ryan was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $1.8755. These options vest over four years and have a ten year term. On May 6, 1999, Dr. Ryan was granted an option to purchase 250,000 shares of Common Stock at an exercise price of $1.3125. These options vest over four years and have a ten year term. On January 4, 1999, Dr. Fuerst was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $1.8755.

                                          COMPENSATION COMMITTEE
                                          Thomas Ostermueller, Chairman
                                          John W. Littlechild

STOCK PERFORMANCE GRAPH

    The graph below represents a comparison of the cumulative shareholder return on the Common Stock for the Company's last five fiscal years, including the fiscal year ended December 31, 1999, with the cumulative total stockholder return of the Nasdaq Stock Market (U.S.) Index and Nasdaq Pharmaceutical Stock Index (which is made up of companies quoted on the Nasdaq National Market whose Primary Industrial Classification Code is 283, Pharmaceutical Companies). The graph assumes an investment of $100 made on December 30, 1994 in the Company's Common Stock and in the two indexes.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS
                                   12/30/94  12/29/95  12/31/96  12/31/97  12/31/98  12/31/99
AVANT Immunotherapeutics, Inc.         $100      $125       $65       $98       $70       $99
Nasdaq Stock Market (U.S.) Index       $100      $142      $174      $213      $301      $543
Nasdaq Pharmaceutical Stock Index      $100      $183      $184      $190      $242      $451

                                                     12/30/94   12/29/95   12/31/96   12/31/97   12/31/98   12/31/99
                                                     --------   --------   --------   --------   --------   --------
AVANT Immunotherapeutics, Inc......................    $100       $125       $ 65       $ 98       $ 70       $ 99
Nasdaq Stock Market (U.S.) Index...................    $100       $142       $174       $213       $301       $543
Nasdaq Pharmaceutical Stock Index..................    $100       $183       $184       $190       $242       $451

                            INDEPENDENT ACCOUNTANTS

    On February 10, 1994, the Board of Directors of the Company approved the engagement of PricewaterhouseCoopers, LLP as its independent accountants. The Company expects that a representative from PricewaterhouseCoopers, LLP will be present at the Annual Meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    The Company expects to hold its 2001 Annual Meeting on May 10, 2001. Eligible stockholders may present proposals for inclusion in the proxy statement and form of proxy for that meeting, provided the proposals comply with applicable Securities and Exchange Commission regulations and are received by the Company no later than November 30, 2000. All other proposals intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than February 23, 2001 and no earlier than January 9, 2001. Any such proposal shall be mailed to: Secretary, AVANT
Immunotherapeutics. Inc., 119 Fourth Avenue, Needham, MA 02494-2725.

                                 OTHER BUSINESS

    All stockholders of record at the close of business on March 24, 2000, the record date for the determination of stockholders entitled to vote at the Annual Meeting, are concurrently being sent a copy of the Company's Annual Report, including financial statements for the fiscal year ended December 31, 1999.

    The expense of preparing, printing and mailing the Notice of Annual Meeting of stockholders and proxy material, and all other expenses of soliciting proxies will be borne by the Company. The Company expects to retain Corporate Investor Communications, Inc. as agent for soliciting proxies. Officers or other employees of the Company may, without additional compensation therefor, solicit proxies in person, by telephone, facsimile, mail or the Internet. The Company may also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

    Under Delaware law, the state of incorporation of the Company, there are no dissenter's rights available to stockholders who object to the actions set forth in any of the Proposals to be presented to the Annual Meeting.

    Management knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Meeting. However, if any such matter shall properly come before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.

    The prompt return of the proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          Avery W. Catlin
                                          Secretary

Dated: March 31, 2000

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM AVANT
IMMUNOTHERAPEUTICS, INC., ATTENTION: INVESTOR RELATIONS, 119 FOURTH AVENUE, NEEDHAM, MASSACHUSETTS 02494.

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

---------------------------------------------
       AVANT IMMUNOTHERAPEUTICS, INC.
---------------------------------------------



CONTROL NUMBER:
RECORD DATE SHARES:


1. Election of Directors.

(01) J. Barrie Ward                     For All          With-        For All
(02) Una S. Ryan                        Nominees         hold          Except
(03) Frederick W. Kyle
(04) Peters A. Sears                     /   /          /   /          /   /
(05) John W. Littlechild
(06) Thomas R. Ostermueller
(07) Harry H. Penner, Jr.

NOTE: If you do not wish your shares to be voted "For" a particular nominee, mark the "For All Except" box and draw a line through that nominee(s) name(s). Your shares will be voted "For" the remaining nominee(s).


Please be sure to sign and date this Proxy.           Date
------------------------------------------------------------------------------

----Stockholder sign here---------------------------Co-owner sign here--------

Mark box at right if an address change or comment has been noted on the
reverse side of this card.                                               /  /

DETACH CARD                                                        DETACH CARD


                        AVANT IMMUNOTHERAPEUTICS, INC.

     Dear Stockholder:

     Please take note of the important information enclosed with this Proxy Ballot.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

     Your vote must be received prior to the Annual Meeting of Stockholders, May 8, 2000.

     Thank you in advance for your prompt consideration of these matters.

     Sincerely,

     Avant Immunotherapeutics, Inc.

                         AVANT IMMUNOTHERAPEUTICS, INC.

               Proxy Solicited by the Board of Directors for the
                       Annual Meeting of Stockholders
                              on May 8, 2000

The undersigned hereby appoints J. Barrie Ward and Una S. Ryan, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock held of record by the undersigned on March 24, 2000, at the Annual Meeting of Stockholders (the "Meeting") to be held at 2:00 p.m. on May 8, 2000 at the Company's offices located at 119 Fourth Avenue, Needham, Massachusetts 02494, or at any adjournment or postponement thereof. When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of the nominees for director listed in Proposal 1 and, in their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof. Any stockholders wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the postage paid envelope provided.

------------------------------------------------------------------------------
PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE
                             ENCLOSED ENVELOPE.
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

_______________________________           ____________________________________

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